[Aetna logo]                                             Aetna Inc.
Financial Services                                       151 Farmington Avenue
                                                         Hartford, CT 06156-8975



                                                         Julie E. Rockmore
                                                         Counsel
                                                         AFS Law, TS31
April 12, 2000                                           (860) 273-4686
                                                         Fax: (860) 273-0385

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Re: Aetna Life Insurance and Annuity Company and its Variable Annuity Account C; Post-Effective Amendment No. 11 to Registration Statement on Form N-4 Prospectus Title: Group Variable Annuity Contracts for Tax-Deferred Annuity Plans (Section 403(b)), Qualified 401 Plans, and HR 10 Plans
     File Nos.: 33-75974 and 811-2513

Dear Sir or Madam:

The undersigned serves as counsel to Aetna Life Insurance and Annuity Company, a Connecticut life insurance company (the "Company"). It is my understanding that the Company, as depositor, has registered an indefinite amount of securities (the "Securities") under the Securities Act of 1933 (the "Securities Act") as provided in Rule 24f-2 under the Investment Company Act of 1940 (the "Investment Company Act").

In connection with this opinion, I or those for whom I have supervisory responsibility, have reviewed the N-4 Registration Statement as amended to the date hereof and this Post-Effective Amendment No. 11. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, trust records and other instruments I have deemed necessary or appropriate for the purpose of rendering this opinion. For purposes of such examination, I have assumed the genuineness of all signatures on original documents and the conformity to the original of all copies.

I am admitted to practice law in Connecticut, and do not purport to be an expert on the laws of any other state. My opinion herein as to any other law is based upon a limited inquiry thereof which I have deemed appropriate under the circumstances.

Based upon the foregoing, and, assuming the Securities are sold in accordance with the provisions of the prospectus, I am of the opinion that the Securities being registered will be legally issued and will represent binding obligations of the Company.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Julie E. Rockmore
---------------------

Julie E. Rockmore